EXHIBIT 99.1

STRATA Skin Sciences Announces
Exploration of Strategic Alternatives

Horsham, PA, December 18, 2017 (GLOBE NEWSWIRE) —STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, announced today that its Board of Directors has entered a process to explore and review strategic alternatives focused on enhancing stockholder value, which may include a sale of the Company or other transaction, and is in the process of engaging a financial adviser.

Frank McCaney, President and Chief Executive Officer of STRATA, commented, "We believe we have made significant progress in developing our products and continue to implement changes to our business with the goal of enhancing our strategic position in the medical and aesthetic dermatology market.  We believe now is the appropriate time to explore strategic alternatives."

The Board and management team are focused on enhancing stockholder value and are committed to pursuing the right course of action for all stockholders.  While the Board conducts its review, the entire STRATA team continue to work diligently to improve operations and profitability.

The Board has not set a timetable for this process nor has it made any decisions related to any specific strategic alternatives at this time.  There can be no assurance that the exploration of strategic alternatives will result in a transaction.  STRATA does not intend to provide any updates unless or until it determines that further disclosure is appropriate or necessary.

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and aesthetic dermatology market.  Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including statements regarding strategic alternatives, the development of the Company's products and additional product offerings, the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to incur savings and invest those savings internally or in potential acquisitions or licensing of new products and to access the capital markets in the future, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Francis J. McCaney, President and Chief Executive Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3213	646-597-6989
fmccaney@strataskin.com	Bob@LifeSciAdvisors.com